Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy’s December Revenue
Rises 11% to $7.3 Billion

Company Reiterates Fiscal 2008 Annual EPS
Guidance Range of $3.10 to $3.20

	Monthly Revenue Summary — Fiscal December
	(U.S. dollars in billions)
			Fiscal	Fiscal
	Fiscal December 2008		December 2008 Comparable Store	December 2007 Comparable Store
	Revenue	Revenue Gain[1]	Sales Gain[2]	Sales Gain[2]
Total Company	$7.3	11%	1.5%	7.0%
Domestic Segment	$6.0	8%	0.3%	6.1%
International Segment	$1.3	30%	7.6%	12.9%

1 The effect of fluctuations in foreign currency exchange rates accounted for approximately one-half of the international segment’s revenue gain for the fiscal month. Consistent with prior presentations, results from operations in China are reported on a two-month lag basis.

2 Comprised of revenue at stores, Web sites and call centers operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

MINNEAPOLIS, Jan. 11, 2008 — Best Buy Co., Inc. (NYSE: BBY) today reported that revenue for the fiscal month ended Jan. 5, 2008, rose 11 percent to $7.3 billion, which was in line with company expectations. The revenue for the five-week period compared with $6.6 billion in revenue for the fiscal month ended Dec. 30, 2006.

The net addition of 127 new stores in the past 12 months and a comparable store sales gain of 1.5 percent drove the year-over-year revenue increase. The comparable store sales gain, which was driven by an increase in the average transaction amount, came on top of a 7.0-percent gain in the prior year’s period. As discussed in the company’s third-quarter earnings release, the calendar shift moved a post-Thanksgiving shopping week from fiscal December to fiscal November. That shift increased the third-quarter comparable stores sales and decreased the fiscal December figure. The company estimated that the comparable store sales gain was 3.0 percent in fiscal December after adjusting for the calendar shift.

Brad Anderson, vice chairman and chief executive officer, stated, “We’re proud of our employees’ consistent execution, which is leading to future growth opportunities. Our employees also are driving continued gains in market share and customer loyalty, and employee retention is moving up. These strategic indicators fuel our confidence in our ability to generate profitable growth, as we prepare to conclude a strong fiscal year.”

December Highlights

•                  The company’s domestic segment generated $6.0 billion in revenue for fiscal December, an increase of 8 percent. The revenue gain reflected the net addition of 96 new stores in the past 12 months and a comparable store sales gain of 0.3 percent. On a calendar-adjusted basis, comparable store sales increased 2.1 percent in the domestic segment.

•                  The company’s international segment—which includes Future Shop and Best Buy stores in Canada as well as Five Star stores and a Best Buy store in China—increased its fiscal December revenue by 30 percent to $1.3 billion. The increase was driven by a favorable foreign currency exchange rate, a comparable store sales gain of 7.6 percent and the net addition of 31 new stores in the past 12 months.

•                  Consumer interest continued to be strongest in video gaming, flat-panel TVs, notebook computers and GPS devices.

Brian Dunn, president and chief operating officer of Best Buy, said, “I applaud our employees and thank them for the extraordinary efforts and sacrifices that they made on behalf of our customers during this critical time of the year.”

Video Gaming, Flat Panel TVs and Notebooks Lead Revenue Growth

	Revenue Mix Summary		Comparable Store Sales
	Fiscal Month Ended		Fiscal Month Ended
Revenue Category	Jan. 5, 2008	Dec. 30, 2006	Jan. 5, 2008	Dec. 30, 2006
Consumer Electronics	46%	48%	(3.1%)	10.8%
Home Office	22%	21%	4.7%	(2.5%)
Entertainment Software	25%	23%	8.2%	7.9%
Appliances	4%	4%	1.8%	(2.2%)
Services[1]	4%	4%	1.1%	9.2%
Other[2]	<1%	<1%	n.a.	n.a.
Total	100%	100%	1.5%	7.0%

1 Services consists primarily of commissions from the sale of extended service contracts; revenue from computer-related services; product repair revenue; and delivery and installation revenue derived from home theater, mobile audio and appliances.

2 Other includes revenue, such as fees received from cardholder account activations, that is recognized over time, resulting in revenue recognition that is not indicative of sales activity in the current period. Other also includes gift card breakage. These revenue types are excluded from our comparable store sales calculation. Finally, Other includes revenue from the sale of products that are not related to our core offerings. For these reasons, a comparable store sales metric for this revenue category is not provided.

The entertainment software revenue category had the strongest growth, posting a comparable store sales gain of 8.2 percent for fiscal December. The growth of this revenue category was driven by solid double-digit comparable store sales growth in video gaming hardware and software, which was due to the increased availability of hardware and wider assortments of games and accessories. Partially offsetting the growth in video gaming were declines in CDs and DVDs.

The home office revenue category posted a 4.7-percent comparable store sales gain, fueled by a solid double-digit comparable store sales gain in notebook computers. The gain in the home office category from notebook computers was partially offset by comparable store sales declines for printers and monitors.

The appliances revenue category rose by 1.8 percent on a comparable store sales basis, as a decline in the domestic segment was more than offset by a gain in the international segment.

The comparable store sales gain of 1.1 percent in the services revenue category reflected a solid double-digit comparable store sales increase for repair revenue and a high single-digit comparable store sales gain in computing services. Partially offsetting these gains were comparable store sales declines in home theater installation and commissions from the sales of extended service contracts.

The consumer electronics revenue category posted a 3.1-percent comparable store sales decline as a low double-digit comparable store sales gain in flat-panel TVs and a triple-digit comparable store sales gain in GPS devices were more than offset by declines in projection and tube TVs as well as MP3 devices. Comparable store sales declined slightly for the total television category.

For the first 10 months of fiscal 2008, the company reported revenue of $33.9 billion, an increase of 14 percent compared to the same period last year, reflecting the addition of new stores and a 3.9-percent comparable store sales gain. The comparable store sales gain for the 10-month period reflected a gain of 2.7 percent for the domestic segment and a gain of 11.2 percent for the international segment.

Company Continues to Expect Fiscal 2008 EPS of $3.10 to $3.20, Up 13 Percent From 2007

Jim Muehlbauer, enterprise CFO (interim), said, “Our fiscal December revenue results finished in line with our expectations due to solid execution and focus on customer needs. We expect to deliver another strong year including annual revenue of approximately $40 billion and annual diluted earnings per share within our previously announced guidance range of $3.10 to $3.20. That range represents an average annual earnings growth rate of approximately 13 percent. Once again, we’re pleased that our employees’ dedication is delivering another year of strong top-line results and double-digit EPS growth, especially in light of macro-economic impacts on consumers.”

On April 2, 2008, the company expects to report fourth-quarter earnings and provide its initial earnings guidance for fiscal 2009.

Best Buy’s financial results and other news releases can be found on the Internet at the company’s Web site, www.BestBuy.com by clicking on the “For Our Investors” link, or accessed via Business Wire’s Web site at www.businesswire.com.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on May 2, 2007. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through nearly 1,300 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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